Exhibit 3.1

                              ARTICLES OF AMENDMENT
                               TO THE RESTATED AND
                        AMENDED ARTICLES OF INCORPORATION
                       OF COEUR D'ALENE MINES CORPORATION

     Pursuant to Title 30, Chapter 1, Idaho Code, the undersigned corporation amends its articles of incorporation as follows:

1.   The name of the corporation is: "Coeur d'Alene Mines Corporation."

2.   The text of the amendment is as follows:

     Article II is amended by replacing paragraph (a) of Article II with the following:

               (a) The corporation is authorized to issue two classes of shares of capital stock to be designated, respectively, "common stock" and "preferred stock". The total number of such shares which the corporation shall have the authority to issue shall be 260 million. The total number of shares of common stock authorized to be issued shall be 250 million shares, $1.00 par value per share, and the total number of shares of preferred stock authorized to be issued shall be 10 million, $1.00 par value per share.

3.   The date of adoption of the amendment(s) was: September 17, 2002.

4.   Manner of adoption:

     [ ] The amendment consists exclusively of matters which do not require shareholder action pursuant to section 30-1-1002, Idaho Code, and was, therefore, adopted by the board of directors.

     [ ] None of the corporation's shares have been issued and was, therefore, adopted by the

          [ ]   incorporator                 [ ]   board of directors

     [X]  The number of shares outstanding and entitled to vote was 60,561,085

          The number of shares cast for and against each amendment was:

          Amended article            Shares for            Shares against
          ---------------            ----------            --------------

          Article II                 56,145,724               4,201,196

          Dated:      September 17, 2002
          Signed:     /S/ Dennis E. Wheeler
                      ---------------------------------
                      Name: Dennis E. Wheeler
          Capacity:   Chairman of the Board, President
                      and Chief Executive Officer